Exhibit 99.1

GUESS Co-Founder Relinquishes Duties During Investigation

Los Angeles, CA - February 20, 2018 - On February 7, the Board of Directors of Guess?, Inc. (NYSE:GES) formed a Special Committee comprised of two independent directors to oversee an ongoing investigation into recent allegations of improper conduct by the Company's co-founder, Paul Marciano.  Mr. Marciano has denied the allegations. The investigation is being conducted by the law firm of O'Melveny & Myers LLP, and the Special Committee has retained the law firm of Glaser Weil, LLP.

The Board of Directors and Mr. Marciano have agreed that Mr. Marciano will relinquish his day to day responsibilities at the Company, on an unpaid basis, pending the completion of the investigation.

“I have pledged my full cooperation to the Company, and I have the utmost confidence in our CEO, Victor Herrero, to continue leading the Company during this time,” Mr. Marciano said.

The Company takes very seriously any allegations of sexual misconduct, is committed to maintaining a safe work environment, and looks forward to the completion of a thorough investigation of all the facts.

About GUESS?, Inc.

Established in 1981, GUESS began as a jeans company and has since successfully grown into a global lifestyle brand. Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of October 28, 2017, the Company directly operated 982 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 671 additional retail stores worldwide. As of October 28, 2017, the Company and its licensees and distributors operated in roughly 100 countries worldwide. For more information about the Company, please visit www.guess.com.